SCHEDULE 14-A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934 as amended

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12

                            DOLLAR TREE STORES, INC.
                (Name of Registrant as specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid

[X]      Fee paid previously with preliminary materials

[ ] Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                            DOLLAR TREE STORES, INC.
                              2555 ELLSMERE AVENUE
                             NORFOLK, VIRGINIA 23513

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                             TUESDAY, JULY 23, 1996

To The Shareholders:

         The annual meeting of the shareholders of Dollar Tree Stores, Inc. will be held at the Norfolk Airport Hilton, Norfolk, Virginia, on Tuesday, July 23, 1996 at 10:00 a.m. local time for the following purposes:

         1.   to elect directors;

         2. to approve an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock to 100,000,000 shares from 50,000,000 shares;

         3. to approve an amendment to the Company's Employee Stock Purchase Plan; and

         4. to transact such other business as may properly come before the meeting or any adjournment thereof.

         Only the shareholders of record at the close of business on May 31, 1996 are entitled to notice of, and to vote at, the meeting.


                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            H. Ray Compton
                                            Executive Vice President
                                            and Secretary

Norfolk, Virginia
June 25, 1996


                                    IMPORTANT
         Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Please promptly sign, date, and return the Proxy in the enclosed envelope. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                            DOLLAR TREE STORES, INC.
                              2555 ELLSMERE AVENUE
                              NORFOLK COMMERCE PARK
                             NORFOLK, VIRGINIA 23513

                                 PROXY STATEMENT

         The 1996 Annual Meeting of Shareholders of Dollar Tree Stores, Inc. (together with its subsidiaries, "Dollar Tree" or the "Company") will be held on Tuesday, July 23, 1996, at the Norfolk Airport Hilton in Norfolk, Virginia, at 10:00 a.m., local time. The solicitation of the enclosed proxy is made by the Board of Directors of the Company (the "Board") and the cost of the solicitation will be borne by the Company. The Company commenced mailing this Proxy Statement and the enclosed form of proxy to holders of record of the Common Stock of the Company ("Common Stock") on or about June 25, 1996.

                                VOTING PROCEDURES

         Shareholders of record of Common Stock at the close of business on May 31, 1996 will be entitled to one vote at the meeting for each share of Common Stock held. On May 31, 1996, there were 25,070,451 shares of Common Stock outstanding.

         Valid proxies will be voted in accordance with the instructions thereon. If no direction is given, properly executed proxies in the enclosed form will be voted in accordance with the Board's recommendations, which are:
(i) FOR the election of two nominees for director in Class I, (ii) FOR the elections of Mr. Wurtzel and Mr. Doczi as Class III and Class II directors, respectively, (iii) FOR the increase in the authorized number of shares of Common Stock to 100,000,000, and (iv) FOR the amendment to the Employee Stock Purchase Plan. Valid proxies will also confer discretionary authority to vote as to such other business as may properly come before the meeting or any adjournment thereof. At this time, the Board does not know of any other business to be brought before the meeting. If more than one proxy card has been submitted for a particular shareholder, the shareholder's shares will be voted in accordance with the proxy card bearing the latest date.

         The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting of Shareholders. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast. The votes required to elect and confirm directors and to take other proposed actions are set forth under the applicable sections below.

         The giving of a proxy does not affect the right to vote in person should the shareholder be able to attend the Annual Meeting. The proxy may be revoked at any time before it is exercised, in which event written notice of revocation should be filed with the Secretary of the Company.

                            I. ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

         The persons named below have been nominated for election to the Board of Directors of the Company at the Annual Meeting of Shareholders. All nominees are members of the present Board of Directors.

         The Company has three classes of directors, whose members serve staggered three year terms. The terms of the Class I, Class II and Class III Directors will expire upon the election and qualification of successor directors at the Annual Meetings of Shareholders to be held in 1996, 1997 and 1998, respectively. Officers are appointed by, and serve at the pleasure of, the Board of Directors. All current directors, other than Messrs. Wurtzel and Doczi, serve on the Board pursuant to a Stockholders Agreement dated September 30, 1993, the voting provisions of which are no longer operative.

         At the Annual Meeting of Shareholders on July 23, 1996, two nominees for director in Class I are to be elected to serve until the Annual Meeting of Shareholders in 1999, or until their successors are elected and qualified. The two current Board members who are Class I Directors, Messrs. Brock and Karp, have terms expiring at the 1996 Annual Meeting of Shareholders.

         Two of the current directors of the Company, Alan L. Wurtzel and Frank Doczi, were elected by the Board of Directors to fill vacancies caused by increases in the size of the Board which occurred on April 25 and May 31, 1995. These individuals were provisionally elected by the Board as Class III and Class II directors, with terms expiring at the Company's Annual Meetings of Shareholders in 1998 and 1997, respectively. Under Virginia law, however, the term of a director elected by the Board of Directors to fill a vacancy expires at the next shareholders' meeting at which directors are elected. The shareholders are therefore being asked to confirm (i) the election of Mr. Wurtzel as a Class III director for a term to expire at the Company's 1998 Annual Meeting of Shareholders and (ii) the election of Mr. Doczi as a Class II director for a term to expire at the Company's 1997 Annual Meeting of Shareholders.

         The Board is informed that all of the nominees are willing to serve as directors. It is not anticipated that any nominee for election as a director will become unable to accept nomination, but if such an event should occur, the person or persons acting under the proxies will vote for any substitute nominee who may be designated by the appropriate committee of the Board or by the Board itself.

VOTE REQUIRED

         Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present, in person or by proxy.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

        INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES

         The following information, including the principal occupation during the past five years, is given with respect to the nominees for election as Class I, Class II, and Class III directors at the 1996 Annual Meeting of Shareholders, as well as continuing directors.

DIRECTORS                                                                            Class of
AND EXECUTIVE OFFICERS                AGE   OFFICE                                   DIRECTOR
- ---------------------------          -----  -----------------------------------      --------
J. Douglas Perry                      48    Chairman of the Board; Director            II

Macon F. Brock, Jr.                   54    President and Chief Executive              I
                                            Officer; Director

H. Ray Compton                        53    Executive Vice President and               III
                                            Chief Financial Officer; Director

John F. Megrue                        38    Vice Chairman of the Board;                III
                                            Director

Allan W. Karp                         41    Director                                   I

Thomas A. Saunders, III               60    Director                                   II

Alan L. Wurtzel                       62    Director                                   III

Frank Doczi                           58    Director                                   II


NOMINEES FOR ELECTION IN CLASS I

       Macon F. Brock, Jr. has been Chief Executive Officer of the Company since 1993 and a Director and President of the Company since 1986 when he founded the Company with Mr. Perry and Mr. Compton. Mr. Brock directs the overall operations of the Company which primarily include purchasing, merchandising, logistics and distribution and store operations. Until 1991, he was employed in a similar role with K&K Toys, Inc. ("K&K Toys"). Mr. Brock has 27 years of retail experience. Mr. Brock graduated from Randolph Macon College, served in the U.S. Marine Corps as a Captain and was a special agent for U.S. Naval Intelligence.

         Allan W. Karp has been a Director of the Company since September 1993. Mr. Karp has been a partner of SK Partners, L.P., which serves as the general partner of Saunders Karp & Co. and the Fund, since 1990. Before founding Saunders Karp & Co., Mr. Karp was a Principal in the Merchant Banking Department at Morgan Stanley & Co., where he began in the firm's Mergers and Acquisitions Department in 1983. Mr. Karp graduated from M.I.T.'s Sloan School of Management with a Masters of Science degree in Management.

NOMINEE FOR ELECTION IN CLASS II

        Frank Doczi has been a Director of the Company since May 1995. Mr. Doczi currently serves as Special Advisor to the Chairman of Hechinger Company. Prior to that appointment, he served as the President and Chief Executive Officer of Home Quarters Warehouse, Inc. ("HQ"), a subsidiary of Hechinger Company, from 1988 until 1995. Mr. Doczi had been with HQ since its inception in 1984. He also served as a member of the Management Committee for the Hechinger Company. Prior to Mr. Doczi's association with HQ, he spent seven years with Moore's, a chain of home centers operated by Evans Products Company, where he was the Senior Vice President, General Merchandise Manager. Mr. Doczi attended Rutgers University.

NOMINEE FOR ELECTION IN CLASS III

        Alan L. Wurtzel has been a Director of the Company since April 1995. Mr. Wurtzel serves as the Vice Chairman of the Board of Circuit City Stores, Inc. ("Circuit City"), a large consumer electronics retailing chain. From 1986 to 1994, he served as Chairman of the Board of Circuit City. Prior to 1986, he served in several other capacities with Circuit City, including Chief Executive Officer (1973 to 1986). From December 1986 to April 1988, he served as
President of Operation Independence, a non-profit organization. Mr. Wurtzel has been a director of Office Depot, Inc. since 1989. Mr. Wurtzel has 30 years of retail experience. He is a graduate of Oberlin College and Yale Law School.

CONTINUING DIRECTORS

         J. Douglas Perry has been a Director and Chairman of the Board of the Company since 1986 when he founded the Company with Mr. Brock and Mr. Compton. Mr. Perry is primarily responsible for directing the real estate, leasing and construction functions of the Company. Until 1991, he was an executive officer of K&K Toys, which he, along with Mr. Brock, Mr. Compton and Mr. Perry's father, built from its original single store to 136 stores. Mr. Perry has 27 years of retail experience. Mr. Perry attended Old Dominion University.

         H. Ray Compton has been a Director, Executive Vice President and Chief Financial Officer of the Company since 1986 when he founded the Company with Mr. Perry and Mr. Brock. He is responsible for finance, maintenance of credit facilities, cash management, information systems and human resources. From 1979 until 1991 Mr. Compton was employed in a similar role with K&K Toys. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions. Mr. Compton graduated from Phillips Business College.

        John F. Megrue has been a Director and Vice Chairman of the Board of the Company since September 1993. Mr. Megrue has been a partner of SK Partners, L.P., which serves as the general partner of Saunders Karp & Co. and the Fund, since 1992. From 1989 to 1992 Mr. Megrue served as a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue received a B.S. in mechanical engineering from Cornell University and an M.B.A. from the Wharton School.

         Thomas A. Saunders, III, has been a Director of the Company since September 1993. Mr. Saunders has been a partner of SK Partners, L.P., which serves as the general partner of Saunders Karp & Co. and the Fund, since 1990. Before founding Saunders Karp & Co., Mr. Saunders served as a Managing Director of Morgan Stanley & Co. from 1974 to 1989 and the Chairman of The Morgan Stanley Leveraged Equity Fund II, L.P., from 1987 to 1989. Mr. Saunders is a member of the Board of Visitors of the Virginia Military Institute and is the Chairman of the Board of Trustees of the University of Virginia's Darden Graduate School of Business Administration. Mr. Saunders is also a Trustee of the Cold Spring Harbor Laboratory. Mr. Saunders received a B.S. in electrical engineering from the Virginia Military Institute in 1958 and an M.B.A. from the University of Virginia's Darden Graduate School of Business in 1967.

         Mr. Brock is married to Mr. Perry's sister. There are no additional family relationships among the directors and executive officers.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors is scheduled to hold four regular meetings in 1996 and will hold special meetings when the business of the Company requires. During 1995 the Board held four regular meetings and took action on seven separate occasions by unanimous written consent in lieu of a special meeting. Each member of the Board attended at least 75% of all Board meetings and meetings of Committees of which each was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors currently appoints an Audit Committee and a Compensation Committee (formerly the Stock Option Committee). The respective memberships on and functions of such committees is set forth below. The Board has no standing Executive or Nominating Committees.

         The Audit Committee of the Board is composed of directors Megrue (Chairman), Wurtzel and Doczi. The functions of the Audit Committee include reviewing the accounting principles and procedures employed by the Company, reviewing annual and interim reports of the Company and the independent public accountants of the Company, reviewing significant financial information, reviewing the Company's system of internal controls, reviewing all related party transactions and recommending the selection of the independent public accountants. The Audit Committee met once in 1995.

         The Compensation Committee, formerly known as the Stock Option Committee, is composed of directors Megrue (Chairman), Wurtzel and Doczi. The Committee meets as necessary to oversee the Company's compensation and benefit practices, recommend to the full Board the compensation arrangements for the Company's senior officers, administer the Company's executive compensation plans and Employee Stock Purchase Plan, and administer and consider awards under the Company's Stock Incentive Plan. The Compensation Committee met twice in 1995.

                    OWNERSHIP OF COMMON STOCK OF THE COMPANY

         The following table sets forth the number of shares of Common Stock beneficially owned on May 22, 1996 (i) by all directors and nominees for director, (ii) by each of the executive officers named in the Summary Compensation Table on page 9, (iii) by all directors and executive officers as a group, and (iv) by persons known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock.

                             BENEFICIAL OWNERSHIP(1)

DIRECTORS AND EXECUTIVE OFFICERS (2)               SHARES             PERCENT
- ------------------------------------               ------             -------
J. Douglas Perry.......................         3,513,150(3)           13.72%
Macon F. Brock, Jr.....................         2,878,620(4)           11.24%
H. Ray Compton.........................           921,576(5)            3.66%
John F. Megrue.........................         9,959,878(6)           37.88%
Allan W. Karp..........................         9,959,878(7)           37.88%
Thomas A. Saunders, III................         9,959,878(8)           37.88%
Alan L. Wurtzel........................            16,500(9)             *
Frank Doczi............................            11,250(10)            *
All current Directors and Named
         Officers (8 persons)..........        17,333,598              62.89%

OTHER 5% SHAREHOLDERS (2)
The SK Equity Fund, L.P................         9,943,566(11)          37.82%
Joan P. Brock..........................         1,443,973(12)           5.76%

- ------------
* less than 1%

 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. The Company has issued warrants to acquire 2,482,178 shares of Common Stock (the "Warrant Shares") all of which are currently exercisable. This table reflects shares beneficially owned prior to an offering completed in June, 1996.
 (2) The address of each director, nominee, and Named Officer of the Company is c/o Dollar Tree Stores, Inc.. 2555 Ellsmere Avenue, Norfolk Commerce Park, Norfolk, Virginia 23513. Mrs. Brock can also be reached at this address. The SK Equity Fund's address is Two Greenwich Plaza, Suite 100, Greenwich, Connecticut 06830.
 (3) Includes 1,211,853 shares and 558,489 Warrant Shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee, but excludes 757,942 shares owned by Mr. Perry's wife, Patricia W.
Perry.
 (4) Includes 477,951 shares and 558,489 Warrant Shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, but excludes 1,443,973 shares owned by Mr. Brock's wife, Joan P. Brock.
 (5) Includes 439,697 shares and 124,110 Warrant Shares owned by trusts for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power.
 (6) Represents 14,288 shares and 2,024 Warrant Shares owned by Mr. Megrue's sister as Custodian for his children. Also includes 8,708,955 shares and 1,234,611 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Megrue is a general partner of the general partner of The SK Equity Fund, L.P.
 (7) Includes 8,708,955 shares and 1,234,611 Warrant Shares owned by The SK Equity Fund, L.P., and 2,025 Warrant Shares owned by Mr. Karp. Mr. Karp is a general partner of the general partner of The SK Equity Fund, L.P.
 (8) Represents 14,287 shares and 2,025 Warrant Shares owned by an irrevocable trust for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee. Also includes 8,708,955 shares and 1,234,611 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Saunders is a general partner of the general partner of The SK Equity Fund, L.P.
 (9) Includes 5,250 shares held in a revocable trust of which Mr. Wurtzel is a trustee and 11,250 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(10) Includes 11,250 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(11) Includes 1,234,611 Warrant Shares. Messrs. Megrue, Saunders and Karp, as general partners of the general partner of The SK Equity Fund, L.P. (the "Fund"), may be deemed to have beneficial ownership of shares held by the Fund, and the shares and warrant shares held by the Fund have been attributed to them in the table above. See Notes (5), (6) and (7) above.
(12) Does not include 2,320,131 shares and 558,489 Warrant Shares beneficially owned by Mrs. Brock's husband, Macon F. Brock, Jr.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES

         The Company leases its corporate headquarters, Norfolk distribution center, three stores and a print shop from various lessors who are affiliated with officers or directors of the Company, including leases with the father of Mr. Perry and Mrs. Brock, a partnership consisting of both parents of Mr. Perry and Mrs. Brock, and a partnership consisting of Mr. Perry and Mr. Brock. Information regarding these leases is outlined below:

         Headquarters and Distribution Center Lease: Located in Norfolk, Virginia, this facility is leased from DMK Associates, LP ("DMK"), a partnership whose partners are Mr. Perry and Mr. Brock. Rental payments under the lease are adjusted every other lease year to reflect changes in a consumer price index. The lease currently provides for an aggregate minimum annual rental of $656,250. Lease and lease related payments in 1995 totaled $764,909. The lease expires in December 2009, but may be extended by the Company for up to three additional five year periods.

         Store and Other Leases: The Company currently leases three stores and a print shop from lessors who are affiliated with officers or directors of the Company. The Company leases a store and related annex under two leases from Suburban Management Company, a partnership owned by the parents of Mr. Perry and Mrs. Brock. In addition, the Company rents a store from Kenneth R. Perry, the father of Mr. Perry and Mrs. Brock, and also a store from DMK. Rental payments on the three stores and the annex totaled $99,955 in 1995. The terms of the leases with Suburban Management began in November 1986 and September 1992 and expire in January 1998 and August 1996, respectively. The store lease with Kenneth R. Perry runs from October 1991 to January 1998. The store lease with DMK runs from July, 1995 to November, 1999. The Company also leases its print shop, which was expanded in 1995, from Kenneth R. Perry. The original term of the print shop lease began in March 1988. Effective July 1, 1995, the lease was amended to expand the leased premises and extend the term through June 2000. The new lease calls for annual rental payments of $20,930. Lease payments under the print shop lease for 1995 were $17,003.

         While the Company believes that the terms of these leases are fair to the Company, their respective terms were not negotiated on an arms-length basis and accordingly there can be no assurance that the terms of the leases are as favorable to the Company as those which could have been obtained from an independent third party.

ADVISORY AGREEMENTS

         On September 30, 1993, the Company entered into an advisory agreement with Saunders Karp & Co. (the "Advisor"), a limited partnership under the control of SK Partners, L.P., of which Messrs. Saunders, Karp and Megrue are general partners. In consideration for certain financial advisory services, the Advisor was entitled to receive an initial annual fee of $250,000, reduced to $200,000 in 1995, payable quarterly, and will be reimbursed for certain of its out-of-pocket expenses. In addition, the Company has agreed to indemnify the Advisor for certain losses arising out of the provision of advisory services. The agreement is terminable by a majority of the Board of Directors of the

Company upon 30 days notice to the Advisor.

NON-COMPETITION AGREEMENTS

         Each of Messrs. Brock, Perry and Compton, as former officers of K&K Toys, has entered into a non-competition agreement with K & K Kay-Bee, Inc. in connection with the sale by K&K Toys of its retail toy business. Under the agreements, Messrs. Brock, Perry and Compton agreed not to operate stores engaged in the retail distribution of toys, games and related products in the United States at any time prior to September 30, 1996. Notwithstanding this restriction, Messrs. Brock, Perry and Compton are expressly permitted to operate the Company's stores provided that toys, games and related products comprise less than 40% of the annual gross sales volume of the Company's stores and that the retail price point for such products does not exceed $4.00 prior to September 30, 1995 and $5.00 prior to September 30, 1996. The Company believes that this restriction has not been violated and will not be violated in the future.

9% SUBORDINATED NOTES

         In connection with a recapitalization in 1993, the Company issued 12% Subordinated Notes amounting to $14.0 million in aggregate principal for a combined purchase price of $13.0 million, and, for a combined purchase price of $1.0 million, warrants to purchase a combined total of 1,654,788 shares of the Company's Common Stock at a price of $2.90 per share. These warrants are immediately exercisable.

         On December 31, 1994, the 12% Notes were redeemed and extinguished. As part of this transaction, the Company paid a redemption premium of approximately $1.3 million and issued an aggregate of $14.0 million of new 9% Subordinated Notes in the same denominations and to the same parties who held the 12% Subordinated Notes. The 9% Subordinated Notes are due April 1, 1997, and interest is payable quarterly. The 9% Notes have certain other features allowing for the redemption of no more than 50% of the face value of the note, beginning July 1, 1996. While the Company believes the terms of the 9% Notes are fair to the Company, these terms were not negotiated on an arms-length basis and accordingly there can be no assurance that the terms of the 9% Notes are as favorable to the Company as those which could have been obtained from independent third parties.

         The following table summarizes the ownership of the 9% Subordinated Notes and Warrants as of December 31, 1995:

                                         Subordinated            Warrants to
                                             Notes              Purchase Stock
                                         -------------          --------------
J. Douglas Perry....................       $ 1,575,000              558,489(1)
Patricia W. Perry...................         1,575,000                --
Macon F. Brock, Jr..................         1,575,000              558,489(1)
Joan P. Brock.......................         1,575,000                --
H. Ray Compton......................           700,000(2)           124,110(3)
The SK Equity Fund, L.P.............         6,965,000            1,234,611
John F. Megrue......................            11,000                2,024
Allan W. Karp.......................            11,000                2,025
Thomas A.  Saunders, III............            11,000                2,025
Christopher K.  Reilly..............             2,000                  405
                                           -----------             ---------
         Total......................       $14,000,000             2,482,178
                                           ===========             =========

- ----------
Footnotes for table on previous page
- ------------
(1) Held as trustee or co-trustee of one or more trusts established for the benefit of certain family members.
(2) Held by Mr. Compton's wife.
(3) Held by a trust for the benefit of certain family members, of which Mr. Compton's brother is trustee.

         The Company intends to repay its 9% Subordinated Notes with a portion of the net proceeds to the Company from the sale of 750,000 shares of Common Stock pursuant to an offering completed in June, 1996.

                     II. COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation earned by the Company's executive officers for the year ended December 31, 1995:

                                        Summary Compensation Table

Name and                                       Fiscal         Annual Compensation         All Other
Principal Position                             Year (1)             Salary              Compensation(2)
- ----------------------------------             --------           ------------          ---------------
J. Douglas Perry                                  1995            $  318,677             $    31,413
Chairman of the Board                             1994            $  303,900             $    32,188

Macon F. Brock, Jr.                               1995            $  318,677             $    29,644
President and Chief Executive Officer             1994            $  303,900             $    30,870

H. Ray Compton                                    1995            $  212,452             $    22,373
Executive Vice President,                         1994            $  202,600             $    23,014
Chief Financial Officer

- ----------
(1) Amounts for calendar year 1993 are not required to be disclosed.
(2) For 1995, this column includes the following amounts for Messrs. Perry, Brock and Compton, respectively: $13,003, $10,907, and $13,003 for the Company's discretionary and matching contributions allocated to the owners' 401(k) and profit sharing plan accounts; $17,000, $16,979 and $5,000 for life insurance premiums on policies of which the officer is the owner; and $1,410, $1,758 and $1,693 as the value of split-dollar insurance premiums paid on behalf of the Named Executive. Also includes $2,677 in disability insurance premiums for Mr. Compton.

DIRECTOR COMPENSATION

         Each Director who is not an employee of the Company or an affiliate of the Fund is paid a fee of $15,000 per year and $1,000 plus expenses for each meeting of the Board of Directors or of any committee thereof the Director attends. Such Directors also receive options for shares of Common Stock under the Company's Stock Incentive Plan.

EMPLOYMENT AGREEMENTS

         Messrs. Perry, Brock and Compton entered into an employment and non-competition agreement with the Company in 1993. Under the agreements, in addition to certain other benefits, each of Messrs. Perry and Brock receives an initial base salary of $300,000, and Mr. Compton receives an initial base salary of $200,000, in each case subject to an annual increase of 2% plus a cost of living adjustment. The executive is required to devote only such time and efforts to performance of his duties as is reasonably required to fulfill such duties. The ability of the Company to terminate each executive's employment for "cause", as defined in the agreements, or without cause, is subject, during certain periods, to the consent of each of the other two executives. In the event the executive's employment is terminated without cause, he will continue to receive his base salary and employee benefits for the unexpired term of his employment. Each executive has also agreed to refrain for a period of at least two years from the date of termination of his employment from entering into a business in any geographic area which directly competes with a line or lines of business of the Company. Executives are also subject to a confidentiality agreement which expires in certain cases four years from termination of employment and in other cases at the end of the non-compete period. The initial term of each agreement ends on September 30, 1996, but may be renewed for successive one year terms upon mutual agreement of the parties. Under each agreement, the Company will be deemed to have agreed to such extensions unless a majority of the Board of Directors votes against continuing the agreement.

       Each of Messrs. Brock, Perry and Compton, as former officers of K&K Toys, is a party to a non-competition agreement with K & K Kay-Bee, Inc. entered into in connection with the sale by K&K Toys of its retail toy business. See
"Certain Relationships and Related Transactions--Non-Competition Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to July 1995, all matters concerning executive officer compensation were addressed by the Board of Directors of the Company. During this period, Messrs. Perry, Brock and Compton served both as Directors and as officers of the Company. In July 1995, the Company established a Compensation Committee to determine compensation for the Company's executive officers. Members of the Compensation Committee are Messrs. Megrue, Wurtzel and Doczi; no executive officer of the Company currently serves on the Compensation Committee.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION POLICY

         Dollar Tree's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals, competitive benefits, and an efficient workplace environment. The Company also encourages broad-based employee ownership of Dollar Tree stock through the Employee Stock Purchase Plan and by granting stock options to employees at all levels within the Company.

         The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

         Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the discount retail industry. In the performance graph which immediately follows this report, the Company's performance is compared to that of these same peers. Management employees, through the level of Vice President, participate in the Company's Management Compensation Program, which includes cash and long-term incentives based on performance. However, the executive officers (consisting of the Chairman of the Board, President/CEO and Executive Vice President/CFO) receive only base salaries and certain customary benefits; they currently own approximately 33% of Dollar Tree's Common Stock. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings. As a result, the executive officers do not participate in the Stock Incentive Plan or any bonus plans. Benefits extended to the executive officers vary and may include disability, split-dollar, and life insurance, and participation in the Company's 401(k) and Profit Sharing plans.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The Compensation Committee reviews and approves the compensation of Macon F. Brock, Jr., Dollar Tree's Chief Executive Officer. For the year ended December 31, 1995, Mr. Brock received a base salary of $318,677, an increase of 4.86% from the prior year. Mr. Brock's salary increase was a direct result of his employment agreement with the Company, which provides for a 2% annual increase plus a cost of living adjustment. The Committee believes Mr. Brock is paid a reasonable salary but realizes that the absence of a bonus program places his total compensation well below peer group standards. Mr. Brock is also a significant shareholder in the Company.

DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. Given the relatively modest salaries of the Company's Named Executives, the Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                     SUBMITTED BY THE COMPENSATION COMMITTEE

   JOHN F. MEGRUE                  ALAN L. WURTZEL                  FRANK DOCZI

                        COMPARISON OF SHAREHOLDER RETURNS

         As required by the rules of the Securities and Exchange Commission, below is a line-graph comparing cumulative total shareholder return on the Company's Common Stock against a cumulative total return of the Russell 2000 Index and the Company's Peer Group. The Peer Group consists of the following publicly-traded retail corporations: Family Dollar Stores, Dollar General Corp., Consolidated Stores Corp., Hills Stores, Jamesway Corp., Pamida Holdings, MacFrugal's Bargain Close-Outs, Fred's Inc., Ben Franklin Retail Stores, Duckwall-ALCO Stores, Proffitt's Inc., 50-Off Stores, Tuesday Morning Corp., and Solo Serve Corp. The graph below outlines returns for the period beginning March 7, 1995 when the Company's Common Stock began publicly trading, and for each quarter through December 31, 1995.

                               [GRAPHIC]


                                        TEN MONTH CUMULATIVE SHAREHOLDER RETURN

                               03/07/95       03/31/95        06/30/95       09/30/95       12/31/95
                               --------       --------        --------       --------       --------
Dollar Tree Stores, Inc.        100.00         115.49          149.30         191.55         139.44
Russell 2000                    100.00         102.61          111.61         122.13         124.33
Peer Group                      100.00          99.26          114.13         114.34          91.38



               III. INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors believes that the best interest of the Company will be served by amending the Articles of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 50,000,000 to 100,000,000 shares. The text of the proposed amendment is set out in Exhibit A attached hereto.

         On May 31, 1996, the Company had 25,070,451 shares of Common Stock issued and outstanding. In addition to these shares, there are an aggregate of 3,357,203 shares of Common Stock issuable upon exercise of (i) options to purchase 875,025 shares of Common Stock and (ii) warrants to purchase 2,482,178 shares of Common Stock outstanding at such date. Additionally, on May 23, 1996, the Company filed a registration statement with respect to a proposed offering of 3,737,500 shares of Common Stock, 750,000 of which will be newly issued shares offered by the Company.

         By increasing the number of shares of Common Stock which the Company is authorized to issue, the Company will have the flexibility to raise equity through the sale of additional shares, if the need should arise, or to issue shares in connection with possible stock dividends, employee compensation plans, acquisitions and other general corporate purposes. Since holders of the Common Stock have no preemptive rights, the increased number of shares would be issuable at any time and from time to time by the Board of Directors, without further authorization from the shareholders of the Company, except to the extent otherwise required by law or the rules and regulations of the Nasdaq National Market. The Company presently has no plans, agreements, contracts, arrangements or understandings with respect to the issuance of any additional shares of Common Stock, except as provided above.

         The authorization of additional shares of Common Stock will have no immediate effect upon the rights of existing security holders. However, because no preemptive rights attach to ownership of the Company's Common Stock, the additional Common Stock, when issued, may affect the proportionate interest of each shareholder of the Company and may reduce shareholders' equity per share.

         The Board could use the additional shares of Common Stock to discourage an attempt to change control of the Company. However, the proposed amendment is not in response to any effort of which the Company is aware to obtain control of the Company by accumulating shares of the Company's Common Stock or otherwise.

VOTE REQUIRED

         Adoption of this amendment requires the affirmative vote of a majority of the votes cast by holders of Common Stock at a meeting at which a quorum is present, in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.


                  IV. AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

         The Dollar Tree Stores, Inc. Employee Stock Purchase Plan (the "ESPP") was adopted and approved on January 1, 1995, subject to successful completion of the Company's initial public offering in March 1995. Under the ESPP, a maximum of 225,000 shares of Common Stock may be purchased from the Company by its employees through payroll withholding, pursuant to a series of quarterly offerings.

         On October 1, 1995, the Board of Directors adopted a technical clarification to the Plan (the "Plan Amendment"). The text of the Plan Amendment is attached as Exhibit B. In general, the purpose of the Plan Amendment is to make clear that participation in the Plan is available to the approximately 325 employees of Dollar Tree Stores, Inc.'s wholly-owned subsidiaries on the same basis as employees of Dollar Tree Stores, Inc. itself. The Plan Amendment brings the text of the Plan in line with the original intent of the Plan as it was adopted by the Board of Directors and approved by the Company's shareholders.

DESCRIPTION OF PLAN

         The ESPP is established pursuant to the provisions of Section 423 of the Code. All full-time employees who have completed one year of service, except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of the Common Stock of the Company, are eligible to participate. As of May 31, 1996, and taking into consideration the Plan Amendment as if adopted, employees eligible to participate in the ESPP numbered approximately 2,500. The Plan is administered by the Compensation Committee which satisfies all applicable requirements pertaining to disinterested administration under Rule 16b-3 and Section 162(m) of the Code. The Compensation Committee shall have discretion to administer, interpret, and construe any and all provisions of the ESPP. In the event of certain corporate transactions or events affecting the Common Stock or the structure of the Company, the Compensation Committee may make certain adjustments set forth in the ESPP. The Board may amend, alter or terminate the Plan at any time, provided that shareholder approval must generally be obtained when required under Rule 16b-3 or other regulatory or tax requirement, subject to the stipulation that no rights under an outstanding option may be impaired by such action without the consent of the holder thereof. The purchase price of the Common Stock will be 85% of the fair market value of the Common Stock on the date of the quarterly offering commencement or termination, whichever is lower. Shares will be made available in a series of quarterly offerings until the earlier of the time the shares reserved have been used up or the end of the fortieth quarterly offering. Participants will purchase shares of Common Stock through a payroll deduction. However, prior to actual purchase, a participant may withdraw his accumulated payroll deductions. No employee will be granted any right to purchase Common Stock with a value in excess of $25,000. In the event of a change in control of the Company, as defined in the Plan, the holder of each outstanding option shall be entitled to receive at the time of the next succeeding quarterly offering for each share as to which an option was exercised, the cash, securities and/or property which the holder of one share of Common Stock was entitled to receive in the change in control transaction. Upon adoption of the Plan Amendment, there will be no material difference in the Federal income tax consequences to participants and to the Company as compared to the existing plan.

VOTE REQUIRED

         The adoption of the Plan Amendment will require that the number of votes cast in favor of approving the Plan Amendment at the annual meeting exceed the votes case against approving the Plan Amendment.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PLAN AMENDMENT.

                                V. OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG Peat Marwick, LLP has audited the accounts of the Company and its subsidiaries since 1986 and will continue in that capacity during 1996. A representative of KPMG Peat Marwick LLP will be present at the 1996 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

ADDITIONAL INFORMATION REGARDING SOLICITATIONS

         The cost of the solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company, or its affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of stock in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc.

SHAREHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS

         The Bylaws of the Company provide that any shareholder of record entitled to vote generally in the election of directors may nominate persons for election as directors at a meeting if written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company and received not less than 120 days nor more than 150 days before the first anniversary of the date of the Company's proxy statement in connection with the last annual meeting of stockholders, or if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, not less than 90 days before the date of the applicable annual meeting.

         Each such shareholder's notice to the Secretary of his or her intent to nominate must set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a shareholder of record of the Company's capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of the Company's capital stock beneficially owned by the shareholder; (iv) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder. For each person nominated, each such shareholder's notice to the Secretary must also set forth:
(i) the name, age, business address and, if known, residence address, of such person, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company's capital stock beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and

Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, and (v) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

SHAREHOLDER PROPOSALS

         Shareholder proposals for the Annual Meeting of Shareholders on June 4, 1997, will not be included in the Company's Proxy Statement for that meeting unless received by the Company at its executive office in Norfolk, Virginia, on or prior to December 31, 1996. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.





                                          By order of the Board of Directors,



                                          H. Ray Compton
                                          Executive Vice President and Secretary



Norfolk, Virginia
June 25, 1996


         The Company's 1995 Annual Report to Shareholders has been mailed to shareholders of the Company. The Annual Report includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K ("Form 10-K") and includes audited financial statements for the year ended December 31, 1995, reported on by KPMG Peat Marwick LLP. The Annual Report does not form any part of the material for the solicitation of proxies.

         A copy of Dollar Tree Stores, Inc. 1995 Form 10-K will be supplied without charge upon request. Requests for such annual reports, interim reports, or other information should be directed to:

                              Shareholder Services
                            Dollar Tree Stores, Inc.
                                  P.O. Box 2500
                          Norfolk, Virginia 23501-2500
                                 (804) 857-4600

                                    EXHIBIT A

         Paragraph A of ARTICLE III of the Company's Third Restated Articles of Incorporation is amended and restated in its entirety as follows:

             A. AUTHORIZED SHARES. The aggregate number of shares that the Corporation shall have authority to issue is Ten Million
         (10,000,000) shares of Preferred Stock, One Cent ($.01) par value per share, and One Hundred Million (100,000,000) shares of Common Stock, One Cent ($.01) par value per share.

- ------------------------------------------------------------------------------

                                    EXHIBIT B

      Section 1.8 of the Dollar Tree Stores, Inc. Employee Stock Purchase Plan ("Plan") is amended and restated in its entirety as follows:

            1.8 Employee. A common law employee of the company or any Subsidiary Corporation.

      Section 3.1 of the Plan is amended and restated in its entirety as follows:

            3.1 Conditions of Eligibility. An Eligible Recipient is an Employee who: (1) customarily works more than 20 hours per week, and
          (2) has been employed by the Company or any Subsidiary Corporation for one (1) year.

      Section 8.3 of the Plan is amended by inserting "or any Subsidiary Corporation" after the "Company."

                      Appendix in Response to Instruction 3
                              Item 10, Schedule 14A

         For the amendment to the Dollar Tree Stores, Inc. Employee Stock Purchase Plan being acted upon by shareholders at the 1996 Annual Meeting, please see Exhibit B to the proxy statement. This appendix does not form a part of the proxy statement.

DOLLAR TREE STORES, INC.                                                   1995
                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

To assist us in planning, please indicate in the appropriate block on your proxy whether you plan to attend the Annual Meeting of Shareholders. We look forward to seeing you there.


                                   HIGHLIGHTS


** Dollar Tree Stores, Inc. completed its Initial Public Offering in March, 1995, with an opening price of $10.67 per share (post-split).


** During 1995, the Company opened 94 stores, ending with 500 stores in 23 states. Sales increased 29.6% to $300.2 million, while earnings per share increased to $0.76 (post-split). Comparative store net sales were an impressive 7.3% for the year.


** In early 1996, the Company acquired Dollar Bills, Inc., which operates 136 Dollar Bill$ stores, predominantly in the Mid-West. With the addition of Dollar Bills, the Company now has three distribution centers strategically placed for continued growth.


** In June, 1996, the Company completed an offering of 3,737,500 shares of Common Stock (assumes the underwriters' overallotment of 487,500 shares is exercised); of these shares, 750,000 were sold by the Company. The net proceeds will be used to extinguish the Company's subordinated notes and reduce its development facility loan.



                            DOLLAR TREE STORES, INC.
                              2555 ELLSMERE AVENUE
                             NORFOLK, VIRGINIA 23513

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR ANNUAL MEETING, JULY 23, 1996

The undersigned hereby appoints J. Douglas Perry, Macon F. Brock, Jr., and H. Ray Compton, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE STORES, INC. to be held at the Norfolk Airport Hilton, Norfolk, Virginia on Tuesday, July 23, 1996 at 10:00 a.m., local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted FOR proposals 1,2 and 3.

1.  Election of Directors.
     Nominees:    Class I - Macon F. Brock, Jr., Allan W. Karp;
     Class II - Frank Doczi; Class III - Alan L. Wurtzel

[ ] FOR   [ ] WITHHELD

[ ] FOR, except vote withheld from the following nominees:

    ------------------------------------------------------

2. Amendment to Articles of Incorporation to increase number of authorized shares of Common Stock to 100,000,000

     [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

3. Amendment to Employee Stock Purchase Plan allowing employees of subsidiaries to participate

     [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

4.   If you will be attending the Annual Meeting, please mark [ ] YES

                                             CHANGE OF ADDRESS:
                                             __________________________________
                                             __________________________________
                                             __________________________________

Signature(s): _____________________________________________ Date: _____________
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.